Exhibit 10.5

Management Agreement

THIS MANAGEMENT AGREEMENT (the "Agreement") effective as of the 1st day of October, 2005.

BETWEEN

LEXINGTON ENERGY, INC.
Suite 1209, 207 West Hastings Street
Vancouver British Columbia Canada V6B 1H7

(the "Company")

AND

LARRY KRISTOF
 11532 92nd Avenue
Delta British Columbia Canada V4C 3K7

(the “Executive”)

WHEREAS:

A.	The Company is engaged in the development of oil and gas properties; and

B.	The Company and the Executive have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1	Duties

1.1

The Company appoints the Executive to undertake the duties and exercise the powers as President and Chief Executive Officer of the Company, as may be requested of the Executive by the Company, and in the other offices to which the Executive may be appointed by the subsidiary companies of the Company, and the Executive accepts the office, on the terms and conditions set forth in this Agreement.

2	Term

2.1	The Executive’s appointment shall commence with effect from October 1, 2005 and shall continue until terminated in accordance with the provisions of clause 7 of this Agreement.

3	Compensation

3.1	The fixed remuneration of the Executive for his or her services shall be at the rate of US$5,000 per month commencing October 1, 2005.

3.2

As further compensation for the Executive’s services, the Company will grant the Executive a stock option to purchase up to 250,000 common shares at a price of US$0.10 per share, exercisable for a period ending two years after the date of granting of the option.

4	Authority

4.1

The Executive shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Company, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company, provided always that no contract shall be made which might involve the Company in an expenditure exceeding US$200,000 without the prior approval of the Board of Directors.

4.2	The Executive shall conform to all lawful instructions and directions given to the Executive by the Board of Directors of the Company, and obey and carry out the Bylaws of the Company.

5	Non-solicitation

5.1

The Executive agrees with and for the benefit of the Company that for a period of 12 months from the date of termination of this Agreement, the Executive will not, for any reason, directly or indirectly, either as an individual, or as a partner or joint venturer, or as an employee, salesperson, principal, consultant, agent, shareholder, officer or director, of any entity, solicit or accept business with respect to products competitive with those of the Company from any of the Company’s customers, wherever situate.

5.2	The Executive also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee of the Company; and

(b)

for a period of 12 months following the termination of this agreement, the Executive will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

6	Confidential Information

6.1

The Executive acknowledges that as the President and Chief Executive Officer and in any other position as the Executive may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain oil and gas properties presently owned by the Company, as well as prospective properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

6.2

The Executive acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Executive’s services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

7	Termination

7.1	Either the Executive or the Consultant may terminate this Agreement at any time, provided that 14 days notice has been delivered by the party terminating the Agreement.

8	Company’s Property

8.1

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Executive hereby assigns any and all copyright to the Company on all literary or other artistic works for the benefit of the Company to which the Executive contributes pursuant to this Agreement, and the Executive waives any and all moral rights that may be associated with such works.

9	Assignment of Rights

9.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

10	Notices

10.1

Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to the Company, or if delivered to the Executive via facsimile.

10.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via facsimile.

11	Severability

11.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

12	Entire Agreement

12.1

This document constitutes the entire agreement between the parties with respect to the appointment of the Executive and the services to be performed by the Executive for the Company. Any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the appointment of the Executive by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement entered into previous to this Agreement.

13	Modification of Agreement

13.1	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

14	Governing Law and Jurisdiction

14.1	This Agreement shall be construed in accordance with the laws of the Province of British Columbia. Both parties agree to attorn to the jurisdiction of the British Columbia respecting this Agreement.

15	Countersignatures

15.1

This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

LEXINGTON ENERGY, INC. by its authorized signatory

/s/ Tannisah Kruse
Tannisah Kruse
Chief Financial Officer, Secretary & Treasurer

/s/ Larry Kristof
Larry Kristof